SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Definitive Additional Materials
[ ] Confidential,  for  Use  of  the    [ ] Soliciting Material Pursuant to Rule
    Commission  Only  (as  permitted        14a-11(c) or Rule 14a-12
    by  Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

                                 ARTISOFT, INC.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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   Exchange  Act Rule 0-11  (set  forth the  amount on which the  filing  fee is calculated and state how it was determined):

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration No.

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    4) Date filed:

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
                                 ARTISOFT, INC.

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 10, 1998


The annual meeting of shareholders of Artisoft, Inc., a Delaware corporation, will be held at The Lenox Hotel, 710 Boylston, Boston, Massachusetts, on Tuesday, November 10, 1998, at 10:00 a.m. E.S.T. for the following purposes:

     1. To elect one Director for the term set forth in the accompanying Proxy Statement;

     2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999; and

     3. To transact such other business as may properly come before the meeting.

Only holders of record of Artisoft Common Stock at the close of business on September 11, 1998 will be entitled to vote at the meeting.

A copy of the Company's 1998 Annual Report to Shareholders, which includes certified financial statements, is enclosed. Management and the Board of Directors cordially invite you to attend the annual meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to sign, date and return the enclosed proxy card promptly.

                                          /s/ Kirk D. Mayes
                                          --------------------------------------
                                          Kirk D. Mayes
                                          Chief Accounting Officer and Secretary


Cambridge, Massachusetts
October 5, 1998

                                 Artisoft, Inc.
                               5 Cambridge Center
                         Cambridge, Massachusetts 02142

                                 PROXY STATEMENT


The Board of Directors of Artisoft, Inc. (the "Company") solicits your proxy in the form enclosed to use at the annual meeting of shareholders to be held on Tuesday, November 10, 1998, at 10:00 a.m. E.S.T. (the "1998 Annual Meeting") or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about October 5, 1998.
                                  VOTING RIGHTS

Only shareholders of record at the close of business on September 11, 1998, may vote at the 1998 Annual Meeting or any adjournment or postponement thereof, notwithstanding any transfer on the books of the Company thereafter. As of that date, there were 14,660,102 shares of $.01 par value Common Stock of the Company, and no outstanding shares of $1.00 par value Preferred Stock of the Company. Each shareholder of record is entitled to one vote for each share of Common Stock registered in his or her name. Cumulative voting is not permitted.

A majority of all the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the 1998 Annual Meeting. Abstentions and broker non-votes will also be included in the determination of the number of shares represented for a quorum. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding materials and obtaining proxies from their principals. The Company has also retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $3,000 plus reasonable out-of-pocket expenses.

All valid proxies received before the 1998 Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board of Directors as to such matters. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the 1998 Annual Meeting and voting in person (attendance at the 1998 Annual Meeting will not in and of itself constitute revocation of a proxy).

                                   Item No. 1

                              ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with one class of directors elected annually for a term of three years. Each director serves until a successor has been elected and qualified. The class of directors whose term expires in 1998 is comprised of one director, Michael P. Downey. Mr. Downey has been nominated for election at the 1998 Annual Meeting to hold office until the year 2001 Annual Meeting of Shareholders and until his successor is elected and qualified.

The Board of Directors of the Company recommends a vote for Michael P. Downey as Director. Should such nominee become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee.

                   Nominee for Election to Term Expiring 2001

Michael P. Downey, age 50, has served on the Board of Directors since February 19, 1997. In addition, Mr. Downey is a private investor and executive consultant. From 1995 until November, 1997, Mr. Downey served as Executive Vice President and Chief Financial Officer of Nellcor Puritan Bennett ("NPB"), a medical manufacturing company. Mr. Downey served as Vice President and Chief Financial Officer of NPB from 1989 until 1995, and in other capacities for NPB from 1986 until 1989. He retired from NPB upon its acquisition in November 1997 by Mollinckrodt. Mr. Downey is also a member of the board of directors of Emulex Corporation, a publicly traded company engaged in the design and manufacture of both software- and hardware-based network access products. Previous to his employment by NPB, Mr. Downey was Vice President for Finance for Shugart Corporation, a manufacturer and distributor of computer disk drives, and had several years experience in accounting management positions with General Motors Corporation.

                     Incumbent Director - Term Expiring 1999

Kathryn A. Braun, age 47, has served on the Board of Directors of the Company since August 4, 1994. Until August 1998, Ms. Braun was President and Chief Operating Officer, Personal Storage Division of Western Digital Corporation, a manufacturer of computer disk drives, where she served in various capacities since 1978. Ms. Braun is also a member of the board of directors of Pacific Corp., a publicly traded, electric utility company.

                    Incumbent Directors - Term Expiring 2000


T. Paul Thomas, age 38, has served on the Board of Directors of the Company since September 12, 1997. Mr. Thomas joined Artisoft on June 9, 1997 as a Vice President and President of the Communications Software Group. On June 27, 1997, he was named President and Chief Operating Officer of the Company. Mr. Thomas was Senior Vice President-Marketing of Sunquest Information, Inc. from May 1996 until he joined the Company in 1997. From October 1994 to April 1996 he was employed by Apple Computer, Inc. in executive marketing and sales positions. From November 1993 to October 1994 he was employed by the Company as Vice President of Worldwide Marketing. From January 1990 to November 1993, Mr. Thomas was employed by Compaq Corp., where he served in various management positions.

Jerry E. Goldress, age 67, has served on the Board of Directors of the Company since June 27, 1997 and as Chairman of the Board of Directors since September 12, 1997. Mr. Goldress is Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc. ("GG&G"), a firm specializing in corporate turnaround management and performance improvement. Since joining GG&G in 1973, Mr. Goldress has been president of more than 100 manufacturing, distribution and retail organizations.
                                   Item No. 2

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1999, and to perform other accounting services as requested by the Company. KPMG Peat Marwick LLP has acted as independent auditors of the Company since its appointment in 1990.

Representatives of KPMG Peat Marwick LLP are expected to be present at the 1998 Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

Although it is not required to do so, the Board of Directors has submitted the selection of KPMG Peat Marwick LLP to the shareholders for ratification. Unless a contrary choice is specified, proxies will be voted for ratification of the selection of KPMG Peat Marwick LLP. The Board of Directors unanimously recommends the ratification of its selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

                      MEETINGS AND COMMITTEES OF THE BOARD

During fiscal 1998, the Board of Directors met seven times. Each director attended at least 75% of the meetings held during fiscal 1998, including meetings of Committees of which each is a member. The Board of Directors has Audit, Compensation, and Nominating Committees. The Audit Committee and Compensation Committee are comprised exclusively of outside directors.

The Audit Committee, which currently is comprised of Michael P. Downey (Chair), Kathryn A. Braun and Jerry E. Goldress, is responsible for: reviewing and recommending to the directors the independent auditors to be nominated or reappointed to audit the financial statements of the Company; confirming and assuring the independence of the independent auditors; reviewing with the independent auditors and management of the Company the scope of and plan for the annual audit, and at the conclusion thereof, reviewing the results of such audit; reviewing with the independent auditors and with management, the adequacy and effectiveness of the accounting and financial controls of the Company; reviewing with management and the independent auditors the financial statements, financial statement footnotes and information contained in the annual report and interim reports to shareholders and in filings with the Securities and Exchange Commission; reviewing with management and the independent auditors the significant accounting and other policies and practices of the Company; inquiring of management and the independent auditors about significant risks or exposures and assessing the steps taken by management to minimize such risks; reviewing with management the major relationships with financial service providers to the Company; and investigating any matter brought to its attention within the scope of its duties. The Audit Committee held six meetings in fiscal 1998.

The Compensation Committee, which currently is comprised of Kathryn A. Braun (Chair), Michael P. Downey and Jerry E. Goldress, is responsible for: approving and administering executive compensation plans, executive bonus plans and stock option plans; approving stock option grants; and reviewing and approving salary increase guidelines, general compensation policies and procedures, employee loans and Company relocation policies. The Compensation Committee held three meetings in fiscal 1998.

The Nominating Committee, which currently is comprised of Jerry E. Goldress (Chair), Michael P. Downey and T. Paul Thomas, is responsible for: considering and making recommendations to the Board of Directors as to the appropriate size of the Board and the criteria for selection of candidates to serve on the Board; evaluating all proposed candidates, including those recommended by management, the Board of Directors and the shareholders; recommending to the Board nominees to fill vacancies existing on the Board from time to time; recommending to the Board a slate of nominees for election by the shareholders; making recommendations to the Board with respect to the Chair position; and making recommendations to the Board as to the appropriate size and composition of the committees of the Board. The Nominating Committee will consider as nominees for director persons recommended by the shareholders. Such recommendations should be sent to the Secretary of the Company not later than 90 days preceding the next annual meeting of shareholders at which directors are to be elected and should include the address of the person, a brief description of his or her qualifications and a consent to serve on the Board of Directors. The Nominating Committee held two meetings in fiscal 1998.

                              DIRECTOR COMPENSATION

Directors who are not employees of the Company receive a $10,000 annual retainer. All Directors receive an additional $2,000 annual retainer for each Committee on which they serve as a Chairman, plus $1,000 per Board meeting attended and $700 per Committee meeting attended ($400 for telephonic Board or Committee meetings).

Directors who are not employees of the Company receive an option to purchase 15,000 shares of Common Stock upon their initial election to the Board of Directors pursuant to the Artisoft, Inc. 1994 Stock Incentive Plan. In addition, on the date of each annual meeting of shareholders, each Director who is not an employee of the Company receives a nonqualified option to purchase an additional 5,000 shares of Common Stock pursuant to the Artisoft, Inc. 1994 Stock Incentive Plan. Options granted pursuant to the Artisoft, Inc. 1994 Stock Incentive Plan vest over a period of three years. The option exercise price is equal to the fair market value of the Common Stock on the grant date.

All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive compensation for service on the Board or Committees of the Board other than their compensation as employees.

                             EXECUTIVE COMPENSATION

The following table shows for the three fiscal years ended June 30, 1998, the compensation paid to (i) each person serving as the Company's chief executive officer during the fiscal year ended June 30, 1998; (ii) each of the other most highly paid executive officers serving at the end of the fiscal year ended June 30, 1998 whose aggregate salary and bonus compensation exceeded $100,000 and
(iii) one former executive officer of the Company (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                            Annual Compensation              Awards
                                 ----------------------------------------  -----------
                                                                           Securities     All Other
                                                           Other Annual     Underlying  Compensation
Executive Officers         Year  Salary ($)  Bonus ($)1  Compensation ($)2  Options #       ($)3
------------------         ----  ----------  ----------  -----------------  ---------       ----
Persons Serving as Chief
Executive Officer

T. Paul Thomas 4,          1998   179,481      48,750           544           50,000         1,246
President and Chief        1997     3,173           0             0          200,000             0
Operating Officer          1996        NA          NA            NA               NA            NA

William Keiper 5           1998    88,846           0         1,175                0       683,744
Former Executive           1997   309,538           0         1,411                0         4,625
                           1996   350,000      93,030         4,784          200,000         2,250
Executive Officers
------------------
Rick L. McGee 6            1998   128,654      30,654           349           55,000         5,830
Vice-President-Sales and   1997        NA          NA            NA               NA            NA
Marketing; General         1996        NA          NA            NA               NA            NA
Manager

Steven Manson 7            1998   115,039      17,011         5,000           70,000         4,139
Vice President-Product     1997        NA          NA            NA               NA            NA
Marketing; General         1996        NA          NA            NA               NA            NA
Manager

Former Executive
----------------
Ernest East 8              1998   113,750           0           780                0        36,113
Former Executive           1997   130,000           0        24,942                0         2,850
                           1996    55,000                         0          100,000             0

----------
1 Unless otherwise noted, includes amounts paid or payable under the executive bonus plans for fiscal 1998 or 1996 respectively. No bonus payments were made for fiscal 1997.
2 Includes relocation expenses imputed into income for 1997 and Company-paid life insurance for 1998, 1997 and 1996.
3    Includes severance payments and 401(k) plan Company matching funds.
4 For fiscal 1998 and 1997, Other Annual Compensation consisted of Company-paid life insurance and All Other Compensation consisted of 401(k) plan Company matching funds.
5 For fiscal 1998, 1997 and 1996 Other Annual Compensation consisted of Company-paid life insurance. For fiscal 1998, All Other Compensation consisted of $681,000 of severance payments and $2,744 of 401(k) plan Company matching funds. For fiscal 1997 and 1996, All Other Compensation consisted of 401(k) Plan Company matching funds. Mr. Keiper ceased serving as an officer of the Company effective as of September 30, 1997.
6 For fiscal 1998, Other Annual Compensation consisted of Company-paid life insurance and All Other Compensation consisted of 401(k) plan Company matching funds Mr. McGee ceased serving as an officer of the Company on July 1, 1998.
7 For fiscal 1998, Other Annual Compensation consisted of Company-paid life insurance and All Other Compensation consisted of 401(k) Plan Company matching funds.
8 For fiscal 1998, Other Annual Compensation consisted of Company-paid life insurance. For fiscal 1997, Other Annual Compensation consisted of $23,431 for relocation expenses imputed into income and $1,511 for Company-paid life insurance. For fiscal 1998, All Other Compensation consisted of $32,500 of severance payments and $3,613 of Company 401(k) plan matching funds. For fiscal 1997, All other Compensation consisted of Company 401(k) plan matching funds. Mr. East ceased serving as an officer of the Company effective in November, 1997.

                                OFFICER SEVERANCE

Effective  October  23,  1995,  William C.  Keiper  entered  into an  Employment
Agreement with the Company. Mr. Keiper's agreement provided that if his employment were terminated by the Company without cause the Company would (i) continue his base salary then in effect until the earlier of his employment in a senior executive position, or two years following the date of termination of employment (with a minimum salary continuation period of one year), (ii) pay to Mr. Keiper a sum equal to the average of his annual bonuses paid for the three fiscal years immediately preceding the fiscal year in which the termination of employment occurred, (iii) maintain the employee benefits available to him immediately prior to the termination of employment until the earlier of his attainment of comparable benefits upon alternative employment or one year following the termination date, and (iv) provide for the immediate vesting of all unvested stock options previously granted to him.

In June  1997,  the  Company  determined  to modify  the  terms of Mr.  Keiper's employment and, in connection with a major restructuring of the Company, delivered to him on June 27, 1997 a notice of termination pursuant to the Worker Adjustment and Retraining Act ("WARN Act"). However, the Board of Directors desired to retain the services of Mr. Keiper to pursue certain activities on behalf of the Company, for a period up to January 1, 1998, unless an earlier termination of services was mutually agreed. As a consequence of Mr. Keiper's agreement to continue in the employ of the Company following receipt of the WARN Act notice, and to pursue the activities on behalf of the Company, the Company agreed to pay to Mr. Keiper on his termination date a lump sum payment equal to two years' Base Salary (as defined in the Employment Agreement between the Company and Mr. Keiper) plus bonuses in an amount up to an additional $250,000 if certain events were to occur. All other terms and conditions of the Employment Agreement continued to apply. On September 10, 1997, Mr. Keiper and the Board of Directors mutually agreed to accelerate his departure from the Company and reduce the amounts payable to him as a consequence of such departure. Mr. Keiper resigned as Chairman of the Board on September 12, 1997, and as Chief Executive Officer effective September 30, 1997. On September 30, 1997, the Company paid Mr. Keiper one and one-half years' of Base Salary ($525,000), bonus payments related to the achievement of agreed upon performance objectives ($125,000) and a bonus required under his Employment Agreement ($31,000). In addition, Mr. Keiper participated in employee benefit plans and fringe benefits generally available to the Company's Senior Executives until he obtained alternative employment in March, 1998. Such payments and the continuation of such benefits satisfied the Company's severance obligations to Mr. Keiper.

The following table sets forth information with respect to the grants of stock options to the Named Officers during the fiscal year ended June 30, 1998:


                        OPTION GRANTS IN LAST FISCAL YEAR

                      Potential Realizable Value at
                           % of Total                           Assumed Annual Rates of Stock
                             Options     Exercise               Price Appreciation for Option
                Options     Granted to   or Base                        Term 3
                Granted   Employees in    Price    Expiration   -----------------------------
Name             (#)1      Fiscal Year   ($/sh)2      Date        5% ($)           10% ($)
----             ----      -----------   -------      ----        ------           -------
T. Paul Thomas   50,000       2.66%       2.75     6/16/2008      86,473           219,140

William Keiper        0          0%         NA            NA           0                 0

Rick L. McGee    20,000       1.06%       2.13     7/29/2007      26,728            67,734
                 35,000       1.86%       2.03     1/14/2008      34,960            84,290

Steven Manson    20,000 4     1.06%       2.69    10/21/2007      33,797            85,648
                 50,000       2.66%       4.13     4/23/2008     129,710           328,709

Ernest East           0       0%            NA           N/A           0                 0

----------
1 Options were granted under the Artisoft, Inc. 1994 Stock Incentive Plan ("1994 Plan"). The 1994 Plan authorizes the issuance of up to 2 million shares of the Company's Common Stock plus additional shares equivalent to 1.5% of the number of shares of Common Stock issued and outstanding as of January 1 of each year commencing on January 1, 1995. The Plan is administered by the Compensation Committee of the Board of Directors, the members of which are required to be "disinterested" within the meaning of Rule 16b-3 promulgated pursuant to the Exchange Act. The Plan provides for adjustments to reflect any future stock dividends, stock splits or other relevant capitalization changes. Options to be granted under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified options, and will be exercisable within 10 years after the date of the grant (five years for incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The option price is 100% of the fair market value of the shares on the date the option was granted (or 110% of fair market value in the case of incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The options granted under the Plans generally become 25% vested after the first anniversary of the date of grant, and thereafter the options vest monthly over the remaining three-year period. The options are not exercisable later than 10 years after the date they are granted. Unvested options generally terminate upon the death or termination of employment of the optionee.
2    All options were granted at the fair market value on the date of grant.
3 Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five percent annual rate of appreciation in the Company's Common Stock over the 10-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in the Company's Common Stock over the 10-year term of the option, in each case without any discounting to net present value and before any income taxes associated with the exercise. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock and the continued employment of the Named Officer through the vesting period and exercise period. These amounts represent assumed rates of appreciation only, based on Securities and Exchange Commission Rules, and may not necessarily be indicative of actual results obtained.
4 Granted pursuant to repricing and cancellation of outstanding option for 20,000 shares of the Company's Common Stock.

         The following table sets forth information with respect to the repricing of stock options held by the executive officers of the Company during the ten-year period ended July 30, 1998.


                         TEN-YEAR OPTION/SAR REPRICINGS

                         Number of        Market                                          Length of
                        Securities       Price of                                      Original Option
                        Underlying       Stock at        Exercise                      Term Remaining
                          Options        Time of       Price At time     New Exercise    at Date of
Name             Date   Repriced (#)   Re-pricing ($)  of Repricing ($)   Price ($)       Repricing
----             ----   ------------   --------------  ----------------   ---------       ---------
Rick L. McGee   1/14/98    25,000          2.03             8.81            2.03          95 months
                1/14/98    10,000          2.03             5.50            2.03         108 months
                7/29/97    20,000          2.13             3.00            2.13         118 months

Joel J. Kocher  1/23/95   300,000         $8.56            11.25            8.56          45 months

The following table sets forth information with respect to the exercise of stock options by the Named Officers during the fiscal year ended June 30, 1998, and the number and value of unexercised options held by the Named Officers at the fiscal year end:


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                  Shares                    Number of Unexercised        Value of Unexercised
                 Acquired                Options at Fiscal Year End    In-the-Money Options at
                    on                             (#)1,2                Fiscal Year End ($)3
                 Exercise     Value      ---------------------------  --------------------------
Name                (#)    Realized ($)  Exercisable   Unexercisable  Exercisable  Unexercisable
----             --------  ------------  -----------   -------------  -----------  -------------
T. Paul Thomas       0          0          50,000         200,000        12,500       37,500

William Keiper       0          0               0               0             0            0

Rick L. McGee        0          0          25,053               0        17,509            0

Steven Manson        0          0           6,527          68,473           280          980

Ernest East          0          0               0              0            0            0

----------
1 All options for Common Stock were granted pursuant to the Artisoft, Inc. Amended 1990 Stock Incentive Plan or the 1994 Stock Incentive Plan.
2 Options for Common Stock granted under the Amended 1990 Stock Incentive Plan and the 1994 Stock Incentive Plan generally vest over a four-year period from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting monthly over the remaining three-year period.
3 Represents the difference between the closing price ($2.75) of the Company's Common Stock as of June 30, 1998 as reported by the Nasdaq National Market, and the exercise price of the options.

                   CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

The Company has entered into Change in Control agreements with all of its Executive Officers. These agreements provide that in the event of a Change in Control, as defined, and a termination of employment (i) without cause or (ii) by the executive for "Good Reason" such as a reduction in duties and responsibilities, then the executive's unvested stock options that would otherwise vest following the termination of employment, will vest and the Company will pay the executive a lump sum equal to one year's base salary plus target bonus. In addition, the executive will be entitled to other employee benefits that the executive officer would otherwise have received for a one year period after the termination of employment.

With respect to options granted under the Artisoft, Inc. Amended 1990 Stock Incentive Plan, in the event of a change of control of the Company, the Compensation Committee of the Board of Directors, in its discretion, may elect to do either or both of the following: (a) declare any option theretofore granted to be immediately exercisable and fully vested; and (b) cash out the value of all outstanding stock options at the price per share at which the change in control occurs. Under the Artisoft, Inc. 1994 Stock Incentive Plan ("Stock Incentive Plan"), the Compensation Committee may, in its discretion for all Participants (as defined in the Stock Incentive Plan) other than nonemployee directors, accelerate vesting under any award under the Stock Incentive Plan in the event of a Corporate Transaction or Change of Control (as defined in the Stock Incentive Plan). For nonemployee directors who receive awards under the Automatic Option Grant Program (as defined in the Stock Incentive Plan), in the event of a Corporate Transaction or Change of Control, all unvested options will automatically vest. Under the Artisoft, Inc. Employee Stock Purchase Plan
("Stock Purchase Plan"), if a Change in Ownership (as defined in the Stock Purchase Plan) occurs, then all outstanding purchase rights will vest and Common Stock will be purchased for the accounts of the Participants (as defined in the Stock Purchase Plan).

In addition, the Company has entered into severance agreements with certain members of senior management providing that, in the event of their involuntary termination, they will have the option of receiving a lump sum payment equal to not more than six months base salary or a salary continuation for the earliest to occur of the time they obtain other full time employment or not more than nine months from the date of involuntary termination.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Kathryn A. Braun (Chairman), Michael P. Downey and Jerry E. Goldress. No member of the Compensation Committee was at any time during fiscal 1998, or formerly, an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

On June 19, 1997, the Company entered into an agreement with Grisanti, Galef and Goldress, Inc. ("GG&G") pursuant to which GG&G was retained by the Company to provide management and turnaround services. Mr. Goldress is the Chairman and Chief Executive Officer of GG&G and was the principal consultant assigned to perform these services. On June 27, 1997, Mr. Goldress was appointed to the Board of Directors of the Company, and on September 12, 1997, he was appointed Chairman of the Board of Directors and assumed additional management responsibilities regarding the Company. Under the terms of the initial engagement GG&G was paid $40,000 in fiscal 1997, plus expenses incurred by Mr. Goldress in the amount of $1,297. In connection with the additional responsibilities assumed by Mr. Goldress, the Company entered into a new agreement with GG&G effective as of July 1, 1997 pursuant to which GG&G was compensated for the services provided by Mr. Goldress to the Company during fiscal 1998 at the rate of $35,000 per month, plus expenses incurred by Mr. Goldress. In addition, the agreement provided that GG&G was paid a performance bonus of 100,000 shares of the Company's Common Stock, to be issued to GG&G upon the achievement of objectives established by the Board of Directors. On April 23, 1998, the Board of Directors determined that those objectives had been met, and the 100,000 shares of Common Stock were issued to GG&G.

                       SECTION 16(a) BENEFICIAL OWNERSHIP

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the National Association of
Securities Dealers initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were satisfied during fiscal 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report of the Compensation Committee and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

The Committee recommends the compensation of the person serving as the chief executive officer of the Company to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and option grants under the Amended 1990 Stock Incentive Plan and the 1994 Stock Incentive Plan (the "Plans"). During fiscal 1998, T. Paul Thomas, the President and Chief Operating Officer of the Company, acted in a capacity similar to chief executive officer and was treated by the Compensation Committee for compensation-related purposes as the chief executive officer of the Company. The Committee is composed entirely of independent outside members of the Company's Board of Directors.

Compensation Philosophy

The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance.
In general, the Committee considers the following:

(1) The level of compensation paid to executive officers in companies similarly situated in size and products. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include the companies comprising the Nasdaq Computer and Data Processing Stocks used for the comparative graph following this report, as well as other public and private companies comparable in size, products or industry with the Company.

(2) The individual performance of each executive officer. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

(3) Corporate performance. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals.

(4) The responsibility and authority of each position relative to other positions within the Company.

The Committee does not quantitatively weight these factors, but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation follows:

Base Salary

Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size or products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting annual salary reviews, the Committee considers each individual executive officer's achievements during the prior fiscal year in meeting Company financial and business objectives, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. While the Committee considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer, the Committee does not have a policy or target of how each executive officer's base salary, or salaries of executive officers as a group, compare with the low, midpoint or upper ranges of compensation surveys.

Performance Bonus

In addition, executives are eligible to receive a performance bonus payable in cash. Performance bonuses are used to provide executive officers with financial incentives to meet six month performance targets of the Company and individual performance objectives. At the beginning of each fiscal year and at mid-year, the Committee establishes a targeted bonus for each executive and establishes the individual performance objectives for the executive to achieve the bonus. If applicable, executive bonuses are targeted between 20% and 60% of the executive officers' base salaries, for the applicable period, if the predetermined goals are achieved, with the more senior executive officers having a higher percentage of total compensation from annual cash bonuses. Before any bonus became payable under the executive bonus plan, 80% of both the established net sales and operating income goals for the Company must have been achieved. The bonus attributed to the net sales and operating income components would be fully earned at 100% of both the established goals, and up to 150% of the bonus attributable to each of these components of the bonus could be achieved upon attainment of 133% or more of the goal, provided that the percentage of attainment for the other financial component of the goal was at least 80%. The individual performance objectives for executives other than the President and Chief Operating Officer are proposed by management and reviewed and approved by the Committee. Individual performance objectives for the President and Chief Operating Officer are determined by the Committee and reviewed and approved by the Board of Directors.

Option Grants

The Committee believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with the shareholders. The Committee typically awards a stock option grant under the Plans upon hiring executive officers, subject to a four-year vesting schedule. After the initial stock option grant, the Committee considers awarding additional grants, usually on an annual basis, under the Plans. Options are granted at the current market price for the Company's Common Stock and, consequently, have value only if the price of the Company's Common Stock increases over the exercise price for the period during which the options vest.

The size of the initial grant is usually determined with reference to the level and responsibility of the executive officer, the contribution that the executive officer is expected to make to the Company and comparable equity compensation offered by other software and computer industry companies. In determining the size of the periodic grants the Compensation Committee considers prior option grants to the executive officer, independent of whether the options have been exercised, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. The Committee believes that these periodic grants provide incentives for executive officers to remain with the Company.

Certain Option Repricings

         In July, 1997, the Compensation Committee recommended, and the Board of Directors adopted, a program pursuant to which all of the Company's employees, including executive officers, would be awarded stock options under the 1994 Stock Option Plan in amounts commensurate with their positions and experience with the Company. The purpose of this program was to broadly align the interests of employees with shareholders, and to assist in the retention of employees. In pursuance of these purposes and for equitable considerations relating to employees, the Company determined that the value of options held by employees should be rationalized and based on the fair market value of the Company's Stock during the fiscal year ended June 30, 1998. Consequently, certain outstanding stock options held by employees and covering an aggregate of 838,000 shares of Common Stock were "repriced", such that their exercise price was adjusted to equal the fair market value of the Company's stock at the time of the repricing.

         In connection with the Company's 1998 fiscal year program for granting stock options to employees, certain outstanding stock options held by Rick L. McGee were repriced. On September 29, 1997, options held by Mr. McGee and exercisable for 20,000 shares of Common Stock for $3.00 per share were amended to permit exercise at $2.13 per share, the fair market value of the Company's Common Stock on such date; on January 14, 1998, options held by Mr. McGee and exercisable for 25,000 shares of Common Stock for $8.81 per share were amended to permit exercise at $2.03 per share, the fair market value of the Company's Common Stock on such date; and on January 14, 1998, options held by Mr. McGee and exercisable for 10,000 shares of Common Stock for $5.50 per share were amended to permit exercise at $2.03 per share, the fair market value of the Company's Common Stock on such date.

         The Compensation Committee recommended and the Board of Directors approved, repricing of stock options held by Mr. McGee in connection with, and for the purposes of, the Company's 1998 fiscal year program for granting and repricing stock options.

Chief Executive Officer Compensation

In fiscal 1998, the President and Chief Operating Officer was paid $228,230 consisting of $179,481 of salary and $48,750 of bonus. The amount of such salary was determined by the Compensation Committee based on Mr. Thomas' performance in developing a restructuring plan and new business strategy for the Company and the recognition by the Committee of the importance of his leadership for the future success of the Company. The amount of Mr. Thomas' bonus was determined by the Compensation Committee taking into account the operational results of the Company for the first and second halves of fiscal 1998, his contribution to the Company and the achievement of his individual performance objectives, including the improvement of the Company's operating results and the development of a restructuring plan and new business strategy.

                                         Respectfully submitted,
                                         Compensation Committee

                                         Kathryn Braun
                                         Michael P. Downey
                                         Jerry E. Goldress

                         COMPARISON OF STOCK PERFORMANCE

The following graph compares the cumulative total returns for the Company's Common Stock ("ASFT"), the Standard & Poor's 500 ("S&P 500") and the Nasdaq Computer and Data Processing Stocks ("NCDPS") for the period commencing June 30, 1993, and ending June 30, 1998.


                        Artisoft      NASDAQ      NCDPS
                        --------      ------      -----
                6/93       100          100       100
                9/93       142          108       100
               12/93       216          111       101
                3/94       284          106       102
                6/94       216          101       100
                9/94       151          109       112
               12/94       114          108       123
                3/95       129          118       138
                6/95       121          135       164
                9/95       155          151       179
               12/95        92          153       187
                3/96       115          160       195
                6/96       127          173       217
                9/96        85          179       222
               12/96        75          188       230
                3/97        45          178       214
                6/97        35          210       274
                9/97        44          246       300
               12/97        29          231       283
                3/98        43          270       374
                6/98        40          278       415

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table includes, as of June 30, 1998, information regarding the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each of the Named Officers, and (iv) all executive officers and directors of the Company as a group:

                                     Amount and Nature of    Percent of Artisoft
 Name of Beneficial Owner 1          Beneficial Ownership   Common Stock Outstanding
 -------------------------           --------------------   ------------------------
 Gerald R. Forsythe 2                    2,083,959                   14.2%
 1075 Noel Avenue
 Wheeling, IL 60090

 T. Paul Thomas 3                           62,111                    *

 Jerry E. Goldress 4                       104,583                    *

 Michael P. Downey 5                         5,833                    *

 Kathryn A. Braun 6                         18,995                    *

 Rick L. McGee 7                            26,880                    *

 Steven Manson 8                             9,416                    *

 All executive officers and directors
 as a group (8 persons) 9                251,342                    1.7%

----------
*Less than 1%
1 Unless otherwise noted, the persons listed in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws were applicable. Unless otherwise noted, the business address of each of the beneficial owners is 5 Cambridge Center, 3rd Floor, Cambridge Massachusetts 02142.
2 According to Amendment No. 5, dated August 31, 1998, to the Schedule 13D filed by Mr. Gerald Forsythe, Indeck Power Equipment Company, and Indeck Energy Services, Inc., the shares of Common Stock are owned separately by each of the reporting persons. Mr. Forsythe is Chairman & CEO of Indeck Power Equipment Company and Chairman & CEO of Indeck Energy Services, Inc.
3 Includes 61,111 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
4 Includes 4,583 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
5 Includes 5,533 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
6 Includes 16,995 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
7 Includes 25,053 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
8 Includes 7,916 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998. 8 Includes 142,560 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.

                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                           AT THE NEXT ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company's 1999 annual shareholders' meeting must be received by the Company no later than July 13, 1999, to be evaluated by the Board for inclusion in the proxy statement for that meeting.

Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the Company's 1999 annual meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than September 29, 1999, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                             DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than as set forth above. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.

                         1998 ANNUAL REPORT ON FORM 10-K

Copies of the Company's annual report on Form 10-K for the fiscal year ended June 30, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder to whom this proxy statement is delivered upon written request to the Secretary, Artisoft, Inc., 5 Cambridge Center, 3rd Floor, Cambridge, Massachusetts 02142.


                                      By the Board of Directors,


                                      /s/ Kirk D. Mayes
                                      --------------------------------------
                                      Kirk D. Mayes
                                      Chief Accounting Officer and Secretary